ChinaCast Education Reports Strong Second Quarter 2011 Financial Results;Raises Fiscal Year 2011 Guidance

Beijing, August 9, 2011 -- ChinaCast Education Corporation (the “Company” or “ChinaCast”) (Nasdaq GS:CAST), a leading post-secondary education and e-learning services provider in China, today announced its financial results for the second quarter ended June 30, 2011.

Financial Highlights for the Second Quarter of Fiscal Year 20111:
•	Total revenues increased 60% year-over-year to $26.0 million
•	Net income attributable to the Company increased 34% year-over-year to $6.5 million
•	Diluted EPS of $0.13
•	Adjusted net income (non-GAAP) increased 42% year-over-year to $9.0 million
•	Adjusted diluted EPS (non-GAAP) of $0.18
•	Adjusted EBITDA (non-GAAP) increased 26% year-over-year to $12.0 million
•	Cash, cash equivalents and term deposits were $132.1 million
•	Total shareholder equity was $282.3 million or $5.76 per share
•	Company repurchased over 1 million shares with an average purchase price of $4.69 per share

Financial Highlights for the First Half of Fiscal Year 2011:
•	Total revenues increased 51% year-over-year to $48.7 million
•	Net income attributable to the Company increased 30% year-over-year to $12.1 million
•	Diluted EPS of $0.24
•	Adjusted net income (non-GAAP) increased 33% year-over-year to $16.8 million
•	Adjusted diluted EPS (non-GAAP) of $0.33
•	Adjusted EBITDA (non-GAAP) increased 33% year-over-year to $25.2 million

1 See financial tables and the GAAP to non-GAAP reconciliation table attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company’s Form 10-Q for the period ended June 30, 2011, and are based on the historical exchange rate of US$1.0 = 6.5 RMB on June 30, 2011, and US$1.0 = 6.8 RMB on June 30, 2010. Such translation should not be construed to be the amount that would have been reported under US GAAP.

Ron Chan, Chairman and Chief Executive Officer commented, “I am pleased to report we had a record first half and have raised our annual guidance which reflects the continued strong demand in China for our postsecondary education services.  During the second quarter, we experienced further financial and operational benefits from the integration of our third university partner and had strong enrollment growth in our summer programs.  We’ve also recently established CAST International College to address the high demand for global education in China and plan to launch additional international degree programs in partnership with four US universities on all our campuses this fall to further augment growth.  Our E-Learning business continues to perform as planned and we anticipate a ramp-up in revenues associated with the increased utilization of our nationwide distance learning network in the second half of the year.  In summary, we continue to invest in expanding our existing education services and to seek accretive acquisition opportunities in the PRC tertiary education sector to further accelerate growth.  We have ambitious goals for our growth businesses and I remain confident in our ability to execute our strategy,” commented Ron Chan, Chairman and Chief Executive Officer.

Added Antonio Sena, Chief Financial Officer, "We continue to generate healthy top and bottom line growth while our strong cash flows allow us to re-invest in expanding our existing businesses, make new acquisitions and return excess capital to shareholders.  In the second quarter, the Company repurchased over 1 million shares with an average purchase price of $4.69 per share.  We believe this balanced and disciplined capital allocation strategy maximizes returns for our shareholders.”

Second Quarter 2011 Financial Results

ChinaCast is organized into two business segments, the Traditional University Group (“TUG”) and the E-Learning Services Group (“ELG”).  The TUG offers fully-accredited bachelor and diploma degree programs to students from our three universities in China:  Chongqing Normal University Foreign Trade and Business College (“FTBC”) in Chongqing, the Lijiang College of Guilin Normal University (“LJC”) in Guilin and Hubei Industrial University Business College (“HIUBC”) in Wuhan.  The ELG provides distance learning services to post-secondary institutions, K-12 schools and government/corporate enterprises via the Company’s nationwide satellite broadband network platform.

Total Revenues – Total revenues in the second quarter of 2011 increased 60% to $26.0 million from $16.3 million in the second quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010 and an increase in equipment sales.  TUG revenue in the second quarter of 2011 increased 71% to $15.9 million from $9.3 million in the second quarter of 2010 while total student enrollment increased to approximately 32,600 from approximately 20,400 in the second quarter of 2010.  ELG revenue in the second quarter of 2011 increased 44% to $10.1 million from $7.0 million in the second quarter of 2010 primarily due to an increase in equipment sales.  ELG total number of post-secondary students enrolled in courses using the Company’s distance learning platform in the quarter increased to 144,000 compared to 141,000 in the second quarter of 2010.  ELG total number of subscribing schools for K-12 distance learning services in the second quarter of 2011 remained stable year-over-year at 6,500.

Cost of Sales – Cost of sales in the second quarter of 2011 increased 90% to $14.6 million from $7.7 million in the second quarter of 2010 primarily due to an increase in depreciation and amortization costs associated with the acquisition of HIUBC in the third quarter of 2010 and an increase in equipment sales.

Depreciation – Depreciation in the second quarter of 2011 increased 68% to $2.5 million from $1.5 million in the second quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets in the second quarter of 2011 increased 50% to $1.9 million from $1.3 million in the second quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Gross Profit and Gross Margin – Gross profit in the second quarter of 2011 increased 32% to $11.4 million from $8.6 million in the second quarter of 2010.   Gross profit margin in the second quarter of 2011 was 44% compared to 53% in the second quarter of 2010 due to equipment sales of $2.6 million which had margin of less than 1%. Gross margin for service revenue was 48.5% for the quarter.  The lower margin was due to the higher percentage of TUG revenue after the acquisition of HIUBC.

Share-Based Compensation – Share-based compensation in the second quarter of 2011 increased 144% to $0.6 million from $0.3 million in the second quarter of 2010.

Operating Expenses – Operating expenses in the second quarter of 2011 increased 102% to $4.6 million compared to $2.3 million in the second quarter of 2010 primarily due to the increase in administrative expenses related to the acquisition of HIUBC in the third quarter of 2010.

Operating Income and Operating Income Margin – Operating income in the second quarter of 2011 increased 7% to $6.8 million compared to $6.3 million in the second quarter of 2010.  Operating income margin in the second quarter of 2011 was 26% compared to 39% in the second quarter of 2010.

Income Taxes – Income taxes in the second quarter of 2011 decreased 82% to $0.3 million from $1.5 million in the second quarter of 2010 primarily due to the reversal of unrecognized tax benefits recorded for previous years for which legal enforcement period has expired, which was offset slightly by the increase in tax rate for the TUG business segment from 15% to 25% after the expiration of the western development preferential policy.

Net Income and Net Income Margin – Net income attributable to the Company in the second quarter of 2011 increased 35% to $6.4 million from $4.8 million in the second quarter of 2010. Net income margin in the second quarter of 2011 was 25% compared to 30% in the second quarter of 2010.

Diluted EPS - Diluted EPS in the second quarter of 2011 were $0.13 compared to $0.10 in the second quarter of 2010.  The weighted average number of shares used in the computation was 50,253,690 for the second quarter of 2011 and 47,454,800 for the second quarter of 2010.  Since the repurchase of 1,015,503 shares occurred late in the second quarter, the impact of this on the weighted average number of shares was minimal.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share-based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the second quarter of 2011 increased 42% to $9.0 million from $6.3 million in the second quarter of 2010.  Adjusted net income margin (non-GAAP) in the second quarter of 2011 was 35% compared to 39% in the second quarter of 2010.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share-based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the second quarter of 2011 were $0.18 compared to $0.14 in the second quarter of 2010.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) in the second quarter of 2011 increased 26% to $12.0 million from $9.5 million in the second quarter of 2010.  Adjusted EBITDA margin (non-GAAP) in the second quarter of 2011 was 46% compared to 58% in the second quarter of 2010.

Capital Expenditures – Capital Expenditures is the expenditure to purchase property, plant and equipment. Capital expenditures in the second quarter of 2011 were $1.8 million.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits were $132.1 million as of June 30, 2011.

Total Shareholder Equity - Total equity was $282.3 million or $5.76 per share.

First Half 2011 Financial Results

Total Revenues – Total revenues in the first half of 2011 increased 51% to $48.7 million from $32.2 million in the first half of 2010.  TUG revenue in the first half of 2011 increased 70% to $31.3 million from $18.4 million in the first half of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.  ELG revenue in the first half of 2011 increased 26% to $17.4 million from $13.8 million in the first half of 2010 primarily due to an increase in equipment sales.

Cost of Sales – Cost of sales in the first half of 2011 increased 64% to $24.3 million from $14.8 million in the first half of 2010 primarily due to an increase in depreciation and amortization costs related to the acquisition of HIUBC in the third quarter of 2010 and an increase in equipment sales.

Depreciation – Depreciation in the first half of 2011 increased 52% to $4.7 million from $3.1 million in the first half of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets in the first half of 2011 increased 50% to $3.8 million from $2.5 million in the first half of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Gross Profit and Gross Margin – Gross profit in the first half of 2011 increased 41% to $24.5 million from $17.4 million in the first half of 2010.   Gross profit margin in the first half of 2011 was 50% compared to 54% in the first half of 2010 due to equipment sales of $2.6 million which had margin of less than 1%. Gross margin for service revenue in the first half was 53.0%.  The slightly lower margin was due to the higher percentage of TUG revenue after the acquisition of HIUBC.

Share-Based Compensation – Share-based compensation in the first half of 2011 increased 22% to $0.8 million from $0.7 million in the first half of 2010.

Operating Expenses – Operating expenses in the first half of 2011 increased 78% to $8.9 million compared to $5.0 million in the first half of 2010 primarily due to the increase in administrative expenses related to the acquisition of HIUBC in the third quarter of 2010.

Operating Income and Operating Income Margin – Operating income in the first half of 2011 increased 26% to $15.6 million compared to $12.4 million in the first half of 2010.  Operating income margin in the first half of 2011 was 32% compared to 39% in the first half of 2010.

Income Taxes – Income taxes in the first half of 2011 increased 21% to $3.5 million from $2.9 million in the first half of 2010 primarily due to the increase in tax rate for the TUG business segment from 15% to 25% after the expiration of the western development preferential policy.

Net Income and Net Income Margin – Net income attributable to the Company in the first half of 2011 increased 30% to $12.1 million from $9.4 million in the first half of 2010. Net income margin in the first half of 2011 was 25% compared to 29% in the first half of 2010.

Diluted EPS - Diluted EPS in the first half of 2011 were $0.24 compared to $0.20 in the first half of 2010.  The weighted average number of shares used in the computation was 50,368,075 in the first half of 2011 and 46,880,355 in the first half of 2010.  Since the repurchase of 1,015,503 shares occurred late in the first half, the impact of this on the weighted average number of shares was minimal.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share-based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the first half of 2011 increased 33% to $16.8 million from $12.6 million in the first half of 2010.  Adjusted net income margin (non-GAAP) in the first half of 2011 was 34% compared to 39% in the first half of 2010.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share-based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the first half of 2011 were $0.33 compared to $0.28 in the first half of 2010.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) in the first half of 2011 increased 33% to $25.3 million from $19.0 million in the first half of 2010.  Adjusted EBITDA margin (non-GAAP) in the first half of 2011 was 52% compared to 59% in the first half of 2010.

Capital Expenditures – Capital expenditures is the expenditure on purchase of property, plant and equipment. Capital expenditures in the first half of 2011 were $4.0 million.

Financial Outlook for Fiscal Year 2011

For the fiscal year ending December 31, 2011, the Company revises its guidance as follows:

•	Total net revenue will be between $97 million to $99 million representing a year-on-year increase of 24% to 27%.
•
Adjusted net income excluding share-based compensation, amortization of acquired intangibles, gain on disposal of property and equipment and impairment expenses (non-GAAP) is expected to be at the higher end of $32 million to $34 million representing a year-on-year increase of at least 25%.

•	Based on the current weighted average shares and the higher tax rate accrual used in computation, adjusted diluted EPS (non-GAAP) is expected to be at the higher end of $0.64 to $0.68
•	Adjusted EBITDA excluding share-based compensation (non-GAAP) is expected to be at the higher end of $50 million to $52 million representing a year-on-year increase of at least 25%.

This is the Company’s current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast’s management team will host an earnings conference call at 8:00 am ET, Wednesday, August 10, 2011.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:  +877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:
US/Canada Toll Free:  +1-855-859-2056
International:  +1-404-537-3406
Replay Pass Code:  85695731

The replay will be available starting at 11:00 am ET, Wednesday, August 10, 2011, through 11:59 pm ET, Wednesday, August 24, 2011.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities:  The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan.  These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), adjusted EBITDA and adjusted EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results.”  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

CONTACT:
ChinaCast Education
Michael J. Santos, President-International
+1-347-482-1588
mjsantos@chinacasteducation.com

MZ-HCI
Ted Haberfield, President
+1-760-755-2716
thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
 (In thousands, except share-related data)

			As of
	As of June 30,		December 31,
	2011	2011	2010
	US$	RMB	RMB
	(Note 1)		(Note 1)
Assets
Current assets:
Cash and cash equivalents	65,905	428,382	244,403
Term deposits	66,154	430,000	704,000
Accounts receivable	8,605	55,937	59,420
Inventory	150	972	993
Prepaid expenses and other current assets	5,041	32,766	48,221
Amounts due from related parties	529	3,438	3,438
Deferred tax assets	423	2,750	2,972
Current portion of prepaid lease payments for land use rights	613	3,986	3,986
Total current assets	147,420	958,231	1,067,433
Non-current deposits	843	5,480	7,388
Prepayment for construction projects	5,762	37,452	-
Property and equipment, net	116,505	757,283	763,926
Prepaid lease payments for land use rights - non-current	26,999	175,496	177,544
Acquired intangible assets, net	11,705	76,081	100,816
Long-term investments	462	3,000	3,000
Goodwill	119,085	774,051	774,083
Total assets	428,781	2,787,074	2,894,190

	As of June 30,		Decr 31,
	2011	2011	2010
	US$	RMB	RMB
Liabilities and equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB1,563 and RMB1,635 as of June 30, 2011 and December 31, 2010, respectively)	5,304	34,478	48,602
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB16,305 and RMB17,502 as of June 30, 2011 and December 31, 2010, respectively)	40,350	262,273	279,973
Deferred revenues	10,821	70,339	262,824
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB3,956 and RMB4,844 as of June 30, 2011 and December 31, 2010, respectively)	16,641	108,168	99,461
Current portion of long-term bank borrowings (including current portion of long-term bank borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of June 30, 2011 and December 31, 2010)	26,154	170,000	170,000
Other borrowings(including other borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of June 30, 2011 and December 31, 2010)	5,231	34,000	1,500
Total current liabilities	104,501	679,258	862,360
Non-current liabilities:
Long-term bank borrowings (including long-term bank Borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of June 30, 2011 and December 31, 2010)	16,154	105,000	90,000
Deferred tax liabilities – non-current (including deferred tax liabilities – non-current of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of June 30, 2011 and December 31, 2010)	7,567	49,187	51,503
Unrecognized tax benefits – non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB5,799 as of June 30, 2011 and December 31, 2010)	18,308	119,003	109,933
Total non-current liabilities	42,029	273,190	251,436

Total liabilities	146,530	952,448	1,113,796
Commitments and contingencies
Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 48,987,235 and 49,778,952 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	6	36	36
Additional paid-in capital	228,473	1,485,075	1,510,527
Statutory reserve	7,334	47,671	47,671
Accumulated other comprehensive loss	(430)	(2,793)	(3,194)
Retained earnings	42,882	278,728	199,862

Total ChinaCast Education Corporation shareholders’ equity	278,265	1,808,717	1,754,902
Noncontrolling interest	3,986	25,909	25,492

Total equity	282,251	1,834,626	1,780,394

Total liabilities and equity	428,781	2,787,074	2,894,190

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
 (In thousands, except share-related data)

	For the three months ended June 30,			For the six months ended June 30,
	2011	2011	2010	2011	2011	2010
	US$	RMB	RMB	US$	RMB	RMB
Revenues:
Service	23,357	151,826	110,645	46,119	299,774	218,975
Equipment	2,600	16,897	-	2,600	16,897	31

	25,957	168,723	110,645	48,719	316,671	219,006

Cost of revenues:
Service	(12,027)	(78,177)	(52,136)	(21,674)	(140,881)	(100,355)
Equipment	(2,580)	(16,771)	-	(2,580)	(16,771)	-

	(14,607)	(94,948)	(52,136)	(24,254)	(157,652)	(100,355)

Gross profit	11,350	73,775	58,509	24,465	159,019	118,651

Operating (expenses) income:

Selling and marketing expenses (including share-based compensation of RMB nil and RMBnil for the three months ended June 30 for 2011 and 2010, respectively, share-based compensation of RMBnil and RMB410 for the six months ended June 30 for 2011 and 2010, respectively)	(116)	(752)	(503)	(182)	(1,184)	(1,308)
General and administrative expenses (including share-based compensation of RMB4,044 and RMB1,712 for the three months ended June 30 for 2011 and 2010, respectively, share-based compensation of RMB5,359 and RMB4,192 for the six months ended June 30 for 2011 and 2010, respectively)	(4,384)	(28,496)	(14,925)	(8,624)	(56,057)	(32,552)
Foreign exchange gain (loss)	(60)	(389)	(250)	(92)	(595)	(553)
Other operating income	(36)	(232)	207	18	118	214

Total operating expenses, net	(4,596)	(29,869)	(15,471)	(8,880)	(57,718)	(34,199)

	For the three months ended June 30,			For the six months ended June 30,
	2011	2011	2010	2011	2011	2010
	US$	RMB	RMB	US$	RMB	RMB
	(Note 1)		(Note 1)	(Note 1)		(Note 1)
Income from operations	6,754	43,906	43,038	15,585	101,301	84,452
Interest income	615	3,998	3,534	1,261	8,195	6,488
Interest expense	(638)	(4,148)	(3,594)	(1,192)	(7,749)	(6,565)
Income before provision for income taxes and earnings in equity method investments	6,731	43,756	42,978	15,654	101,747	84,375
Provision for income taxes	(263)	(1,708)	(9,938)	(3,459)	(22,485)	(19,749)
Net income before earnings in equity investments	6,468	42,048	33,040	12,195	79,262	64,626
Loss in equity investments	-	-	(30)	-	-	(60)
Net income	6,468	42,048	33,010	12,195	79,262	64,566
Less: Net income attributable to noncontrolling interest	(28)	(184)	(434)	(60)	(396)	(868)
Net income attributable to ChinaCast Education Corporation	6,440	41,864	32,576	12,135	78,866	63,698
Net income	6,468	42,048	33,010	12,195	79,262	64,566
Foreign currency translation adjustments	25	164	1,442	65	422	1,608
Comprehensive income	6,493	42,212	34,452	12,260	79,684	66,174
Comprehensive income attributable to noncontrolling interest	(24)	(157)	(448)	(64)	(417)	(820)
Comprehensive income attributable to ChinaCast Education Corporation	6,469	42,055	34,004	12,196	79,267	65,354

Net income per share
Net income attributable to ChinaCast Education Corporation per share:
Basic	0.13	0.84	0.69	0.24	1.58	1.37

Diluted	0.13	0.83	0.69	0.24	1.57	1.36

Weighted average shares used in computation:
Basic	49,696,037	49,696,037	47,250,261	49,796,348	49,796,348	46,606,070

Diluted	50,253,690	50,253,690	47,454,800	50,368,075	50,368,075	46,880,355

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Unaudited)
 (In thousands, except share-related data)

ChinaCast Education Corporation Shareholders
Accumulated
Additional	other
Ordinary	paid-in	Statutory	Retained	comprehensive	Noncontrolling	Total
Shares	Amount	Capital	reserve	earnings	loss	interest	Equity
RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2010	45,170,698	33	1,290,651	39,139	136,583	(6,055)	23,167	1,483,518
Issuance of shares of common stock	4,428,254	3	232,987)	—	—	—	—	232,990
Share-based compensation	223,786	—	4,600	—	—	—	—	4,600
Issuance of vested shares	—	—	—	—	—	—	—	—
Net income	180,000	—	—	—	63,698	—	868	64,566
Foreign currency translation adjustments	—	—	—	—	—	1,656	(48)	1,608

Balance at June 30, 2010	49,778,952	36	1,485,075	47,671	200,281	(4,399)	23,987	1,787,282

US$	5	US$	224,741	US$	5,756	US$	29,453	US$	(647)	US$	3,528	US$	262,836

ChinaCast Education Corporation Shareholders
Accumulated
Additional	other
Ordinary	paid-in	Statutory	Retained	comprehensive	Noncontrolling	Total
Shares	Amount	Capital	reserve	earnings	loss	interest	Equity
RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2011	49,778,952	36	1,510,527	47,671	199,862	(3,194)	25,492	1,780,394
Repurchase of common stock	(1,015,503)	—	(30,769)	—	—	—	—	(30,769)
Share-based compensation	223,786	—	5,317	—	—	—	—	5,317
Net income	—	—	—	—	—	78,866	396	79,262
Foreign currency translation adjustments	—	—	—	—	—	401	21	422

Balance at June 30, 2011	48,987,235	36	1,485,075	47,671	278,728	(2,793)	25,909	1,834,626

US$	6	US$	228,473	US$	7,334	US$	42,882	US$	(430)	US$	3,986	US$	282,251

CHINACAST EDUCATION CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

	For the six months ended June 30,
	2011	2011	2010
	US$	RMB	RMB
	(Note 1)		(Note 1)
Cash flows from operating activities:

Net income	12,195	79,262	64,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,726	30,717	21,204
Amortization of acquired intangible assets	3,805	24,735	17,235
Amortization of land use rights	315	2,048	1,627
Share-based compensation	818	5,317	4,600
Loss on disposal of property, plant and equipment	112	728	1
Loss in equity investments	-	-	60
Changes in assets and liabilities:
Accounts receivable	484	3,147	5,722
Inventory	3	21	(54)
Prepaid expenses and other current assets	2,376	15,443	(2,054)
Non-current deposits	26	168	4,434
Amounts due from related parties	-	-	2,950
Accounts payable	(2,169)	(14,097)	3,852
Accrued expenses and other current liabilities	(2,436)	(15,836)	(1,903)
Deferred revenues	(29,613)	(192,485)	(116,343)
Income taxes payable	1,340	8,707	13,022
Deferred tax assets	34	222	606
Deferred tax liabilities	(356)	(2,316)	(2,653)
Unrecognized tax benefits	1,395	9,070	8,070
Net cash (used in) provided by operating activities	(6,945)	(45,149)	24,942

Cash flows from investing activities:
Repayment from advance to related party	-	-	45
Purchase of property and equipment	(3,991)	(25,941)	(39,051)
Purchase of term deposits	(58,462)	(380,000	(43,000)
Proceeds from maturity of term deposits	100,615	654,000	-
Deposits for investments	(78)	(510)	(3,000)
Prepayment for construction projects	(5,762)	(37,452)	-
Net cash provided by (used in) investing activities	32,322	210,097	(85,006)

Cash flows from financing activities:
Other borrowings raised	5,231	34,000	82,000
Repayment of other borrowings	(231)	(1,500)	(67,200)
Bank borrowings raised	16,154	105,000	80,000
Bank borrowings repaid	(13,846)	(90,000)	(78,400)
Repayment of capital lease obligation	-	-	(44)
Share repurchase	(4,734)	(30,769)	-
Deposit for bank borrowing guarantee	(115)	(750)

	For the six months ended June 30,
	2011	2011	2010
	US$	RMB	RMB
Collection of deposit for bank borrowing guarantee	462	3,000	-
Proceeds from issuance of share, net of issuance costs	-	-	232,990
Net cash provided by financing activities	2,921	18,981	249,346
Effect of foreign exchange rate changes	7	50	124
Net increase in cash and cash equivalents	28,305	183,979	189,406
Cash and cash equivalents at beginning of the period	37,600	244,403	327,628

Cash and cash equivalents at end of the period	65,905	428,382	517,034

CHINACAST EDUCATION CORPORATION
NON-GAAP FIGURES

			YoY			YoY
	3 months ended	3 months ended	%change	6 months ended	6 months ended	%change
	30/6/2011	30/6/2010	+/(-)	30/6/2011	30/6/2010	+/(-)
	US$'000	US$'000		US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast	6,440	4,791	34.42	12,135	9,367	29.55
Share-based Compensation	616	252	144.44	818	676	21.01
Non-cash impairment charges	-	-		-	-
Amortization of Acquired Intangible Assets	1,903	1,267	50.20	3,805	2,535	50.10
Adjusted Net Income (non-GAAP)	8,959	6,310	41.98	16,758	12,578	33.23
Adjusted Net Margin (non-GAAP)	34.5%	38.8%		34.4%	39.1%
Adjusted Diluted EPS (Non-GAAP)	0.18	0.14	28.57	0.33	0.28	17.86

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast	6,440	4,791	34.42	12,135	9,367	29.55
Depreciation	2,533	1,508	67.97	4,726	3,118	51.57
Amortization of Acquired Intangible Assets	1,903	1,267	50.20	3,805	2,535	50.10
Amortization of Land Use Rights	158	119	32.77	315	239	31.80
Share-based Compensation	616	252	144.44	818	676	21.01
Non-cash impairment charges	-	-		-	-
Interest Income	(615)	(521)	18.04	(1,261)	(954)	32.18
Interest Expesne	638	529	20.60	1,192	965	23.52
Provision for income taxes	263	1,461	(82.00)	3,459	2,904	19.11
Earnings in equity investments	-	4		-	9
Net income attributable to noncontrolling interest	28	64	(56.25)	60	128	(53.13)
Adjusted EBITDA(non-GAAP)	11,964	9,474	26.28	25,249	18,987	32.98
Adjusted EBITDA Margin (non-GAAP)	46.1%	58.2%		51.8%	59.0%